Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our independent auditors’ report dated November 8, 2021 with respect to the consolidated financial statements of higi SH Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2020 in the Form F-1 of Babylon Holdings Limited. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ BAKER TILLY US, LLP

Chicago, IL

November 8, 2021